FIDELITY BOND RESOLUTION

RESOLVED, that it is the finding of the Board of Directors, including a majority of the Independent Directors at this meeting that the officers be and hereby are authorized to obtain fidelity bond insurance policy (“Bond”) in the aggregate amount of $250,000 covering among others, the Directors in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended; and it is further

RESOLVED, that the proposed Fidelity Bond, Policy No. 70437086, with the Federal Insurance Company, in the amount of $250,000 for the period from December 17, 2009 to December 17, 2010 be, and it hereby is, approved; and it is further

RESOLVED, that the proposed bond contain provisions for increases in coverage to take effect automatically in the event that Fund assets grow and require increased coverage pursuant to law; and it is further

RESOLVED, that Fund management be, and they hereby are, authorized and directed to execute such bond and that the Secretary or authorized designee of the Fund shall make all necessary filings with the Securities and Exchange Commission and give the notice required under paragraph (g) of Rule 17g-1 promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.